Exhibit 23-2

Consent of Ernst & Young LLP,

Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Gannett Co., Inc. and to the incorporation by reference therein of our reports dated February 20, 2006, with respect to Gannett’s 2005 consolidated financial statements and schedule, Gannett management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Gannett, included in its Annual Report (Form 10-K) for the year ended December 25, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

McLean, Virginia

July 25, 2006